Exhibit 99.1

NATURAL HEALTH TRENDS ANNOUNCES FOURTH QUARTER REVENUE ESTIMATE

DALLAS, TX, January 13, 2014 -- Natural Health Trends Corp. (OTCQB: NHTC) estimates revenue for the quarter ended December 31, 2013 to be $19.1 million. The Company also estimates that its deferred revenue at December 31, 2013 was $2.6 million, compared to $1.5 million at September 30, 2013. In the fourth quarter of 2012, revenue was $8.1 million, with deferred revenue of $836,000 at December 31, 2012 and $768,000 at September 30, 2012.

The revenue estimate is preliminary and has not been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company's fourth quarter results in March. In addition, the Company's audited financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance.  Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated.  Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in our Registration Statement on Form S-1 filed on November 22, 2013, with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:

Scott Davidson

Chief Financial Officer

Natural Health Trends Corp.

Tel: 972-241-4080

scott.davidson@nhtglobal.com